CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

CLX Investment Company, Inc.

29970 Technology Drive, Suite 203

Murrieta, California 92563

We hereby consent to the incorporation by reference in this Registration Statement of CLX Investment Company, Inc., on Form S-8, of our audit report dated December 14, 2007, (which includes an emphasis paragraph relating to the Company’s ability to continue as a going concern) of CLX Investment Company, Inc., for the year ended September 30, 2007, and to all references to our firm as experts included in this Registration Statement.

/s/ Gruber & Company, LLC

Gruber & Company, LLC

Lake St. Louis, Missouri

April 10, 2008